        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Second-Quarter 2024 Financial Results
CHICAGO, July 24, 2024 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted double-digit second-quarter revenue growth while expanding operating margins.
“Led by Morningstar Credit's strength across regions and asset classes, we finished the first half of 2024 on a high note,” said Kunal Kapoor, Morningstar's chief executive officer. “We remain focused on durable growth in adjusted operating income. Our teams are delivering product enhancements to customers, including the addition of collateralized loan obligation data to PitchBook, and the integration of our Intelligence Engine into Advisor Workstation, which will allow advisors to further automate client workflows."
The Company's quarterly shareholder letter provides more context on its quarterly results and business and can be found at shareholders.morningstar.com.
Second-Quarter 2024 Financial Highlights
•Reported revenue increased 13.3% to $571.9 million compared to the prior-year period; organic revenue grew 13.6%.
•Reported operating income increased 160.2% to $108.5 million; adjusted operating income increased 87.9%.
•Diluted net income per share increased 90.5% to $1.60; adjusted diluted net income per share increased 54.6% to $2.01.
•Cash provided by operating activities increased to $152.7 million from $24.5 million in the prior-year period. Free cash flow increased to $120.8 million compared to negative $5.8 million in the prior-year period. Cash flows in the prior-year period were negatively impacted by certain items totaling $63.1 million. Excluding these items, cash provided by operating activities and free cash flow would have increased by 74.3% and 110.8%, respectively.

Year-To-Date Financial Highlights
•Reported revenue increased 13.2% to $1.1 billion compared to the prior-year period; organic revenue grew 13.3%.
•Reported operating income increased 203.8% to $201.1 million; adjusted operating income increased 99.0%.
•Diluted net income per share increased 361.2% to $3.09; adjusted diluted net income per share increased 101.1% to $3.74.
•Cash provided by operating activities increased 414.2% to $246.3 million. Free cash flow increased to $180.3 million compared to negative $11.9 million in the prior-year period. Cash flows in the prior-year period were negatively impacted by certain items totaling $74.5 million. Excluding these items, cash provided by operating activities and free cash flow would have increased by 101.2% and 188.0%, respectively.

Second-Quarter 2024 Results
Revenue increased 13.3% to $571.9 million on a reported basis and 13.6% on an organic basis versus the prior-year period, driven by strength across most of the business. Morningstar Credit, PitchBook, and Morningstar Data and Analytics were the biggest contributors to reported revenue growth.
Operating expense was relatively flat at $463.4 million. Excluding the impact of M&A-related expenses (related to merger, acquisition, and divestiture activity including severance and earn-outs), amortization, and costs related to the transition of the Company's China activities in the prior-year period, operating expense increased 1.4% in the quarter. Compensation and benefits and certain infrastructure-related costs including those related to SaaS-based software subscriptions, cloud computing, and data purchases increased during the quarter. This growth was mostly offset by decreases in facilities-related expenses, partially driven by the consolidation of our real estate footprint, and professional fees.
Second-quarter operating income increased 160.2% to $108.5 million. Adjusted operating income was $131.0 million, an increase of 87.9%. Second-quarter operating margin was 19.0%, compared with 8.3% in the prior-year period. Adjusted operating margin was 22.9% in the second quarter of 2024, versus 13.8% in the prior-year period.
Net income in the second quarter of 2024 was $69.1 million, or $1.60 per diluted share, compared with net income of $36.1 million, or $0.84 per diluted share in the second quarter of 2023, an increase of 90.5% on a per share basis. Adjusted diluted net income per share increased 54.6% to $2.01 in the second quarter of 2024, compared with $1.30 in the prior-year period. Foreign exchange losses had a negative $0.10 impact on adjusted diluted net income per share in the second quarter of 2024.
The Company's effective tax rate was 21.7% in the second quarter of 2024. The Company's prior-year period effective tax rate was not meaningful due to the low level of pretax income in the period.
Segment Highlights
Morningstar Data and Analytics
Morningstar Data and Analytics contributed $196.9 million to consolidated revenue and $10.9 million to consolidated revenue growth, with revenue increasing 5.9% in the second quarter versus the prior-year period, or 6.2% on an organic basis. Higher revenues were primarily driven by growth in Morningstar Direct and Morningstar Data. Morningstar Direct benefited from growth across geographies, with licenses increasing 0.7%. Increases in managed investment (fund) data, especially in Europe, helped drive Morningstar Data growth, partially offset by lower contributions to growth from Morningstar Essentials and equity and exchange market data.
Morningstar Data and Analytics adjusted operating income increased 9.0% to $87.3 million, and adjusted operating margin increased 1.2 percentage points to 44.3% compared to the prior-year period.
PitchBook
PitchBook contributed $151.7 million to consolidated revenue and $14.9 million to consolidated revenue growth, with revenue increasing 10.9% on a reported and organic basis. Higher revenue was primarily driven by the PitchBook platform with licensed users growing 16.6%, including the impact of legacy Leveraged Commentary & Data clients who have moved to PitchBook licenses. PitchBook platform growth drivers were consistent with recent quarters and reflected strength in PitchBook's core investor and advisor client segments, including venture capital, private equity, and investment banks. This was partially offset by continued softness in the corporate client segment, especially with smaller firms with more limited use cases.
PitchBook segment adjusted operating income increased 27.2% to $47.3 million, and adjusted operating margin increased 4.0 percentage points to 31.2%. The increase in margin was partially driven by the forfeiture of stock in the now-terminated PitchBook management bonus plan, which was a compensation vehicle designed primarily to incentivize former PitchBook CEO, John Gabbert.
Morningstar Wealth
Morningstar Wealth contributed $62.6 million to consolidated revenue and $6.8 million to consolidated revenue growth, with revenue increasing 12.2% in the second quarter versus the prior-year period, or 12.4% on an organic basis. Growth was primarily driven by Investment Management, supported by higher revenue for strategist model portfolios offered on third-party platforms and international wealth platform growth.
Reported assets under management and advisement (AUMA) increased 11.3% to $59.1 billion compared with the prior-year period, helped by strong market performance which drove higher asset values. Positive net flows to Morningstar Managed Portfolios over the trailing 12 months primarily reflected strong net inflows outside the United States.
Morningstar Wealth adjusted operating loss was $2.2 million compared to a $12.3 million loss in the prior-year period, and adjusted operating margin was negative 3.5% compared with negative 22.0%. In conjunction with the recent announcement of the expected sale of assets from the Morningstar Wealth Turnkey Asset Management Platform to AssetMark, the Company recorded $3.3 million in severance expense in the quarter. These costs are excluded from Morningstar Wealth adjusted operating income and consolidated adjusted operating income.
Morningstar Credit
Morningstar Credit contributed $77.6 million to consolidated revenue and $23.4 million to consolidated revenue growth, with revenue increasing 43.2% in the second quarter versus the prior-year period, or 44.2% on an organic basis. Ratings-related revenue increased significantly across asset classes and geographies, compared to a relatively soft prior-year period, with particular strength in commercial mortgage-backed securities, asset-backed securities, and corporate ratings. Increases in residential mortgage-backed securities and financial institution ratings also contributed to growth.
Morningstar Credit adjusted operating income was $27.9 million compared with $5.0 million in the prior-year period, and adjusted operating margin was 36.0% compared with 9.2% in the prior-year period.
Morningstar Retirement
Morningstar Retirement contributed $33.3 million to consolidated revenue and $5.9 million to consolidated revenue growth, with revenue increasing 21.5% in the second quarter versus the prior-year period on a reported and organic basis. AUMA increased 22.2% to $257.2 billion compared with the prior-year period, reflecting market gains and significant positive net flows, supported by rapid growth in Advisor Managed Accounts.
Morningstar Retirement adjusted operating income increased 29.1% to $17.3 million, and adjusted operating margin increased 3.1 percentage points to 52.0%.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $49.8 million to consolidated revenue and $5.3 million to consolidated revenue growth, with revenue increasing 11.9% in the second quarter versus the prior-year period, driven by growth in Morningstar Indexes.

The increase in Morningstar Indexes revenue was primarily driven by higher investable product revenue as market performance and net inflows over the trailing 12 months increased asset value linked to Morningstar Indexes by 22.3% to $207.6 billion. Morningstar Indexes licensed data sales also increased.
Morningstar Sustainalytics revenues were relatively flat compared to the prior-year period for both license- and transaction-based products. In Europe, regulatory use cases and demand from institutional clients were areas of strength. This strength was largely offset by increased cancellations in investor solutions due to vendor consolidation and softness in parts of the asset management and wealth client segments. Revenue was also negatively impacted by actions taken to streamline the corporate solutions product lineup, specifically the licensed ratings product.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $46.6 million compared with negative $53.7 million in the prior-year period.
Balance Sheet and Capital Allocation
As of June 30, 2024, the Company had cash, cash equivalents, and investments totaling $439.2 million and $899.6 million of debt, compared with $389.0 million and $972.4 million, respectively, as of Dec. 31, 2023.
Cash provided by operating activities increased to $152.7 million in the second quarter of 2024, compared to $24.5 million in the prior-year period.. Free cash flow increased to $120.8 million, compared to negative $5.8 million in the prior-year period. The increases in cash provided by operating activities and free cash flow were driven by both higher cash earnings and improvements in working capital. As previously disclosed, operating cash flows were negatively impacted in the prior-year period by certain items totaling $63.1 million. Excluding these items, cash provided by operating activities and free cash flow would have increased by 74.3% and 110.8%, respectively. In addition, the Company paid $17.3 million in dividends in the quarter.
Use of Non-GAAP Financial Measures
The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the SEC, periodically.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and solutions that serve a wide range of market participants, including individual and institutional investors in public and private capital markets, financial advisors and wealth managers, asset managers, retirement plan providers and sponsors, and issuers of fixed-income securities. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $316 billion in AUMA as of June 30, 2024. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X (formerly known as Twitter) @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “consider,” “future,” “maintain,” “may,” “expect,” “potential,” “anticipate,” “believe,” “continue,” “will,” or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, environmental, social, and governance, and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; the impact of artificial intelligence and related technologies on our business, legal, and regulatory exposure profile and reputation; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions, or similar problems; failing to recruit, develop, and retain qualified employees; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to scale our operations and increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management, business continuity programs and insurance coverage in the event of a material disruptive event; failing to close, or achieve the anticipated economic or other benefits of, a strategic transaction on a timely basis or at all; failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory, and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the Securities and Exchange Commission (SEC), including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our filings with the SEC on Forms 10-K, 10-Q and 8-K.
# # #
Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2024 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2024	2023	Change	2024	2023	Change

Revenue	$571.9	$504.7	13.3%	$1,114.7	$984.4	13.2%
Operating expense:
Cost of revenue	222.7	216.4	2.9%	440.8	435.2	1.3%
Sales and marketing	111.3	109.5	1.6%	215.9	217.1	(0.6)%
General and administrative	80.3	90.1	(10.9)%	160.6	174.1	(7.8)%
Depreciation and amortization	49.1	47.0	4.5%	96.3	91.8	4.9%
Total operating expense	463.4	463.0	0.1%	913.6	918.2	(0.5)%
Operating income	108.5	41.7	160.2%	201.1	66.2	203.8%
Operating margin	19.0%	8.3%	10.7 pp	18.0%	6.7%	11.3 pp

Non-operating expense, net:
Interest expense, net	(10.3)	(14.1)	(27.0)%	(21.8)	(27.4)	(20.4)%
Expense from equity method transaction, net	—	—	—%	—	(11.8)	NMF
Other income (expense), net	(8.7)	4.1	NMF	(2.8)	6.8	NMF
Non-operating expense, net	(19.0)	(10.0)	90.0%	(24.6)	(32.4)	(24.1)%

Income before income taxes and equity in investments of unconsolidated entities	89.5	31.7	182.3%	176.5	33.8	422.2%
Equity in investments of unconsolidated entities	(1.2)	(1.8)	(33.3)%	(2.7)	(3.1)	(12.9)%
Income tax expense (benefit)	19.2	(6.2)	NMF	40.5	2.2	NMF
Consolidated net income	$69.1	$36.1	91.4%	$133.3	$28.5	367.7%

Net income per share:
Basic	$1.61	$0.85	89.4%	$3.11	$0.67	364.2%
Diluted	$1.60	$0.84	90.5%	$3.09	$0.67	361.2%
Weighted average shares outstanding:
Basic	42.8	42.6		42.8	42.6
Diluted	43.1	42.8		43.1	42.8
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(in millions)	As of June 30, 2024	As of December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$391.2	$337.9
Investments	48.0	51.1
Accounts receivable, net	336.4	343.9
Income tax receivable, net	—	0.6
Other current assets	100.2	82.2
Total current assets	875.8	815.7

Goodwill	1,569.5	1,578.8
Intangible assets, net	443.1	484.4
Property, equipment, and capitalized software, net	210.3	207.7
Operating lease assets	148.1	163.9
Investments in unconsolidated entities	97.3	100.2
Deferred tax assets, net	24.2	14.6
Other assets	35.2	38.1
Total assets	$3,403.5	$3,403.4

Liabilities and equity
Current liabilities:
Deferred revenue	$548.2	$517.7
Accrued compensation	166.2	214.4
Accounts payable and accrued liabilities	77.1	78.4
Operating lease liabilities	32.0	36.4
Current portion of long-term debt	—	32.1
Other current liabilities	13.9	1.8
Total current liabilities	837.4	880.8

Operating lease liabilities	136.6	151.4
Accrued compensation	23.4	23.7
Deferred tax liabilities, net	30.4	35.6
Long-term debt	899.6	940.3
Other long-term liabilities	42.4	43.8
Total liabilities	1,969.8	2,075.6
Total equity	1,433.7	1,327.8
Total liabilities and equity	$3,403.5	$3,403.4

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2024	2023	2024	2023
Operating activities
Consolidated net income	$69.1	$36.1	$133.3	$28.5
Adjustments to reconcile consolidated net income to net cash flows from operating activities	73.7	52.4	116.7	61.4
Changes in operating assets and liabilities, net	9.9	(64.0)	(3.7)	(42.0)
Cash provided by operating activities	152.7	24.5	246.3	47.9
Investing activities
Capital expenditures	(31.9)	(30.3)	(66.0)	(59.8)
Purchases of investments in unconsolidated entities	(0.8)	(0.8)	(3.6)	(0.9)
Other, net	(0.1)	4.0	10.1	32.9
Cash used for investing activities	(32.8)	(27.1)	(59.5)	(27.8)
Financing activities
Common shares repurchased	—	(1.4)	—	(1.4)
Dividends paid	(17.3)	(16.0)	(34.6)	(31.9)
Repayments of debt	(50.0)	(113.2)	(163.1)	(186.3)
Proceeds from debt	—	135.0	90.0	230.0
Payment of acquisition-related earn-outs	—	—	—	(45.5)
Other, net	(14.3)	(10.5)	(17.4)	(19.8)
Cash used for financing activities	(81.6)	(6.1)	(125.1)	(54.9)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.2)	(8.4)	1.5
Net increase (decrease) in cash and cash equivalents	37.5	(8.9)	53.3	(33.3)
Cash and cash equivalents-beginning of period	353.7	352.2	337.9	376.6
Cash and cash equivalents-end of period	$391.2	$343.3	$391.2	$343.3

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended June 30,				Six months ended June 30,
(in millions)	2024	2023	Change	Organic (1)	2024	2023	Change	Organic (1)
Morningstar Data and Analytics
Revenue	$196.9	$186.0	5.9%	6.2%	$393.6	$365.8	7.6%	7.5%
Adjusted Operating Income	87.3	80.1	9.0%		178.5	161.0	10.9%
Adjusted Operating Margin	44.3%	43.1%	1.2 pp		45.4%	44.0%	1.4 pp

PitchBook
Revenue	$151.7	$136.8	10.9%	10.9%	$299.3	$267.9	11.7%	11.7%
Adjusted Operating Income	47.3	37.2	27.2%		87.3	67.6	29.1%
Adjusted Operating Margin	31.2%	27.2%	4.0 pp		29.2%	25.2%	4.0 pp

Morningstar Wealth
Revenue	$62.6	$55.8	12.2%	12.4%	$121.6	$110.7	9.8%	10.1%
Adjusted Operating Income (Loss)	(2.2)	(12.3)	(82.1)%		(7.8)	(26.9)	(71.0)%
Adjusted Operating Margin	(3.5)%	(22.0)%	18.5 pp		(6.4)%	(24.3)%	17.9 pp

Morningstar Credit
Revenue	$77.6	$54.2	43.2%	44.2%	$137.9	$101.0	36.5%	36.6%
Adjusted Operating Income	27.9	5.0	458.0%		40.2	1.0	NMF
Adjusted Operating Margin	36.0%	9.2%	26.8 pp		29.2%	1.0%	28.2 pp

Morningstar Retirement
Revenue	$33.3	$27.4	21.5%	21.5%	$61.7	$52.6	17.3%	17.3%
Adjusted Operating Income	17.3	13.4	29.1%		31.5	24.6	28.0%
Adjusted Operating Margin	52.0%	48.9%	3.1 pp		51.1%	46.8%	4.3 pp

Consolidated Revenue
Total Reportable Segments	$522.1	$460.2	13.5%		$1,014.1	$898.0	12.9%
Corporate and All Other (2)	49.8	44.5	11.9%		100.6	86.4	16.4%
Total Revenue	$571.9	$504.7	13.3%	13.6%	$1,114.7	$984.4	13.2%	13.3%

Consolidated Adjusted Operating Income
Total Reportable Segments	$177.6	$123.4	43.9%		$329.7	$227.3	45.1%
Less: Corporate and All Other (3)	(46.6)	(53.7)	(13.2)%		(87.9)	(105.8)	(16.9)%
Adjusted Operating Income	$131.0	$69.7	87.9%		$241.8	$121.5	99.0%
Adjusted Operating Margin	22.9%	13.8%	9.1 pp		21.7%	12.3%	9.4 pp
____________________________________________________________________________________________
(1) Organic revenue is a non-GAAP measure that excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations. In addition, the calculation of organic revenue growth by product revenue type compares the three and six months ended June 30, 2024 revenue to the prior periods on the basis of the updated classifications.

(2) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $29.2 million and $29.4 million for the three months ended June 30, 2024 and 2023, respectively and $60.0 million and $56.8 million for the six months ended June 30, 2024 and 2023. Revenue from Morningstar Indexes was $20.6 million and $15.1 million for the three months ended June 30, 2024 and 2023, respectively and $40.6 million and $29.6 million for the six months ended June 30, 2024 and 2023.
(3) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. During the second quarter of 2024 and 2023, unallocated corporate expenses were $46.1 million and $38.9 million, respectively. During the first six months of 2024 and 2023, unallocated corporate expenses were $87.0 million and $75.0 million, respectively. Unallocated corporate expenses include finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of June 30,
AUMA (approximate) ($bil)	2024	2023	Change
Morningstar Retirement
Managed Accounts	$149.9	$118.1	26.9%
Fiduciary Services	62.6	55.4	13.0%
Custom Models/CIT	44.7	36.9	21.1%
Morningstar Retirement (total)	$257.2	$210.4	22.2%
Investment Management
Morningstar Managed Portfolios	$41.8	$35.1	19.1%
Institutional Asset Management	7.3	10.2	(28.4)%
Asset Allocation Services	10.0	7.8	28.2%
Investment Management (total)	$59.1	$53.1	11.3%

Asset value linked to Morningstar Indexes ($bil)	$207.6	$169.8	22.3%

	Three months ended June 30,			Six months ended June 30,
	2024	2023	Change	2024	2023	Change
Average AUMA ($bil)	$304.9	$258.0	18.2%	$298.6	$253.9	17.6%

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:
•consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revisions to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue);
•consolidated operating income, excluding intangible amortization expense, all merger and acquisition (M&A)-related expenses (related to merger, acquisition, and divestiture activity including severance and earn-outs), and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating income);
•consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses, and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating margin);
•consolidated diluted net income (loss) per share, excluding intangible amortization expense, all M&A-related expenses, items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses (adjusted diluted net income per share); and
•cash provided by or used for operating activities less capital expenditures (free cash flow).
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure or performance as promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results, and Morningstar’s management team uses this measure to evaluate the performance of the business. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.
Morningstar presents adjusted operating income, adjusted operating margin, and adjusted diluted net income per share to show the effect of significant acquisition and divestiture activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of M&A and the shift of Morningstar's operations in China.
In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30,			Six months ended June 30,
(in millions)	2024	2023	Change	2024	2023	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$571.9	$504.7	13.3%	$1,114.7	$984.4	13.2%
Less: acquisitions	—	—	—%	—	—	—%
Less: accounting changes	—	—	—%	—	—	—%
Effect of foreign currency translations	1.4	—	NMF	0.2	—	NMF
Organic revenue	$573.3	$504.7	13.6%	$1,114.9	$984.4	13.3%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$108.5	$41.7	160.2%	$201.1	$66.2	203.8%
Add: Intangible amortization expense (1)	17.5	17.7	(1.1)%	35.2	35.2	—%
Add: M&A-related expenses (2)	5.0	3.0	66.7%	5.5	7.2	(23.6)%
Add: Severance and personnel expenses (3)	—	2.9	NMF	—	4.1	NMF
Add: Transformation costs (3)	—	2.2	NMF	—	6.4	NMF
Add: Asset impairment costs (3)	—	2.2	NMF	—	2.4	NMF
Adjusted operating income	$131.0	$69.7	87.9%	$241.8	$121.5	99.0%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	19.0%	8.3%	10.7 pp	18.0%	6.7%	11.3 pp
Add: Intangible amortization expense (1)	3.0%	3.5%	(0.5) pp	3.2%	3.6%	(0.4) pp
Add: M&A-related expenses (2)	0.9%	0.6%	0.3 pp	0.5%	0.7%	(0.2) pp
Add: Severance and personnel expenses (3)	—%	0.6%	(0.6) pp	—%	0.4%	(0.4) pp
Add: Transformation costs (3)	—%	0.4%	(0.4) pp	—%	0.7%	(0.7) pp
Add: Asset impairment costs (3)	—%	0.4%	(0.4) pp	—%	0.2%	(0.2) pp

	Three months ended June 30,			Six months ended June 30,
(in millions)	2024	2023	Change	2024	2023	Change
Adjusted operating margin	22.9%	13.8%	9.1 pp	21.7%	12.3%	9.4 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.60	$0.84	90.5%	$3.09	$0.67	361.2%
Add: Intangible amortization expense (1)	0.30	0.31	(3.2)%	0.61	0.61	—%
Add: M&A-related expenses (2)	0.09	0.05	80.0%	0.09	0.12	(25.0)%
Add: Severance and personnel expenses (3)	—	0.05	NMF	—	0.07	NMF
Add: Transformation costs (3)	—	0.04	NMF	—	0.11	NMF
Add: Asset impairment costs (3)	—	0.04	NMF	—	0.04	NMF
Less: Non-operating (gains) losses (4)	0.02	(0.03)	NMF	(0.05)	0.24	NMF
Adjusted diluted net income per share	$2.01	$1.30	54.6%	$3.74	$1.86	101.1%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$152.7	$24.5	NMF	$246.3	$47.9	414.2%
Capital expenditures	(31.9)	(30.3)	5.3%	(66.0)	(59.8)	10.4%
Free cash flow	$120.8	$(5.8)	NMF	$180.3	$(11.9)	NMF
______________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Excludes finance lease amortization expense of $0.1 million and $0.4 million during the three months ended June 30, 2024 and 2023, respectively, and $0.4 million and $0.5 million during the six months ended June 30, 2024 and 2023, respectively.
(2) Reflects non-recurring expenses related to merger, acquisition, and divestiture activity including pre-deal due diligence, transaction costs, severance, and post-close integration costs.
(3) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.
Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of restricted stock unit and market stock unit awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.
Transformation costs include professional fees and the temporary duplication of headcount. As the Company hired replacement roles in other markets and shifted capabilities, it employed certain Shenzhen-based staff through the transition period, which resulted in elevated compensation costs on a temporary basis.
Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that were not redeployed, in addition to lease abandonment costs as the Company downsized its office space prior to the lease termination date.
(4) Non-operating (gains) losses in the three and six months ended June 30, 2024 and June 30, 2023, related to realized and unrealized gains and losses on investments. In addition, non-operating (gains) losses for the six months ended June 30, 2023 also include expense from an equity method transaction, net.